EXHIBIT 10.22

Mr. Anurup Pruthi                                    October 3, 2014
1202 Odyssey II Apartments
Hiranandani Gardens, Powai
Mumbai 400076

Dear Anurup,
On behalf of The Children’s Place, it is my pleasure to confirm our offer of employment for the position of Chief Financial Officer reporting to me. Details of our offer are as follows:

•	COMMENCEMENT OF EMPLOYMENT: TBD

•	ANNUAL BASE SALARY: $500,000

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BONUS: In fiscal 2105, you will be eligible to participate in our annual management incentive plan.   Your target bonus will be 60% of your annual salary, and, among other things, you must be employed on the date of the bonus payout to be eligible to receive your bonus. Bonus payments are determined by Company performance and factor in personal performance, and are subject to the terms of the Management Incentive Plan. Please review the Annual Bonus Plan summary for additional details.

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NEW HIRE EQUITY AWARD. Based upon your position with the Company, you will receive an equity award. All equity awards are subject to the Company’s 2011 Equity Incentive Plan (“2011 Equity Plan”) and must be awarded in accordance with the Company’s Policy Regarding the Award of Equity-Based Incentives to Executives Officers and Other Employees (the “Equity Award Policy”).

1.	Number of RSUs. An award of 5,000 restricted stock units (“RSUs”).

2.	Type of Award. The 5,000 RSUs will be awarded in the form of Time-Based RSUs (as defined in the 2011 Equity Plan).

3.
Grant Date. The grant date for this award will be the first business day of the fiscal month following your commencement date (the “Grant Date”), provided that you execute and deliver to the Company the Time-Based Restricted Stock Unit Award Agreement within the requisite period of time. (The Award Agreement will be provided to you following your execution and return of this offer letter.)

4.	Vesting. The Time-Based Restricted Stock Units will vest ratably over three years based on continued employment.

•    2016 EQUITY AWARD: In 2016, you will be eligible to receive an equity award under the 2011 Equity Plan at the same time as other associates in the Company, subject to the approval of the Compensation Committee of the Board of Directors. Your 2016 grant will be a combination of Performance-Based Restricted Stock Units (PRSU’s) and Time-Based Restricted Stock Units (TRSU’s) on the same percentage split as other Senior Vice Presidents of the Company as determined by the Compensation Committee of the Board of Directors at the time of the grant.

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401(k) PLAN: Following 90 days of service, you will be eligible to participate in The Children’s Place 401(k) Savings Plan. After one year of service, you will be eligible for Company matching contributions equal to 50% of your own contributions up to 5% of covered compensation. Company matching contributions are subject to graduated vesting over five years.

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OTHER BENEFITS: You will be eligible as of the first of the month following your commencement date for other benefits (long term disability, health and life insurance) available to other associates at your level.

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RELOCATION: You will be eligible to receive relocation assistance in accordance with The Children’s Place, Inc. Relocation Policy (Executive) which is included with this offer letter. You may take advantage of this benefit for up to one year following your Commencement of Employment.

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PAID TIME OFF: You will be eligible for 22 days of Paid Time Off (PTO) in every fiscal year (February through January). You may not carry over PTO days from year to year. The number of days you are eligible to receive during the current fiscal year will be prorated based on your commencement date. Your PTO days do not include ten Company paid holidays in fiscal 2014. The Company’s PTO policy and Company paid holidays are subject to change annually.

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CHANGE IN CONTROL: Subject to your execution and delivery to the Company of an amended and restated Change in Control Severance Agreement (the “Change in Control Severance Agreement”), you will be protected if you should be terminated other than for Cause (as defined in the Change in Control Severance Agreement) or resign for Good Reason (as defined in the Change in Control Severance Agreement) in anticipation of, or subsequent to a Change in Control (as defined in the Change in Control Severance Agreement). Under the Change in Control Severance Agreement, the severance period is 18 months. During the severance period, you will be paid your salary and target bonus, as well as continue to be covered under the Company’s health plan. In addition, pursuant to the 2011 Equity Plan, (i) 100% of your Time-Based RSUs will vest and be delivered immediately prior to a Change in Control and (ii) 50% of your Performance Based RSUs will vest and be delivered immediately prior to a Change in Control if the Change in Control occurs within the first half of the applicable performance period (100% will vest and be so delivered if the Change in Control occurs within the second half of the applicable performance period). Unless the Change in Control Severance Agreement is otherwise terminated earlier pursuant to its terms, it will remain in force for two years from the execution thereof and it will renew for additional one year periods unless the Company provides you with notice of nonrenewal at least 90 days prior to the second anniversary date thereof or, if renewed, at least 90 days prior to each subsequent renewal. Notwithstanding anything to the contrary contained in the Change in Control Severance Agreement, it is understood and agreed that with the sole exception of the use of the definition of Cause as set forth in the Severance provision of this Agreement, the provisions of the Change in Control Severance Agreement shall be applicable only in connection with a termination of employment covered by Section 3.01 of such Agreement.

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SEVERANCE: In the event that you are terminated from the Company without Cause (as defined in the Change in Control Severance Agreement), the amount you will entitled to will be the greater of (i) twelve month’s severance at your then current salary or (ii) the amount available to other associates at your level under the Company’s severance guidelines, provided, in all cases, that such severance shall automatically and immediately be reduced by the amount of salary or other like compensation you receive from employment or engagement as an independent contractor, during the severance period, with any other person or entity. Further, the Company agrees to waive the applicable premium cost that you would otherwise be required to pay for continued group health benefit coverage under COBRA for the corresponding period of severance as provided above unless otherwise prohibited under applicable law. All such payments are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations there under such that no payment made, or benefit provided, to you hereunder shall be subject to an “additional tax” within the meaning of the Code.

Receipt of the payments set forth herein are conditioned upon the execution and delivery of an agreement containing a release of claims, an agreement of confidentiality, and an agreement of non-solicitation and non-competition for a period of twelve months following termination in such form as the Company shall reasonably determine, which release of claims shall, to the extent permitted by law, waive all claims and actions against the Company and its officers, directors, affiliates and such other related parties and entities as the Company chooses to include in the release. It is understood and agreed that (i) the terms of the foregoing confidentiality and non-solicitation agreement shall be no more restrictive than those set forth in the Company’s Confidentiality, Work Product and Non-solicitation Agreement delivered herewith, and (ii) the foregoing non-competition agreement shall be applicable only to (i) Gymboree, Babies “R” Us, Carter’s, Ruum, Crazy 8, Stride Rite, or any of their respective subsidiaries, affiliates, or related businesses; (ii) J.Crew Kids (Crewcuts), Baby Gap or Gap Kids; and (iii) the children’s apparel, footwear and accessories businesses of (1) Target or (2) Old Navy. It is further expressly agreed that there are no non-competition covenants applicable to a voluntary resignation by you and that you will not be required during the course of your employment to enter into any non-competition covenants applicable to a voluntary resignation by you as a condition of continued employment or otherwise.

•    WITHHOLDING: The Company is authorized to withhold from any payment to be made hereunder to you such amounts for income tax, social security, unemployment compensation, excise taxes and other taxes and penalties as in the Company’s judgment is required to comply with applicable laws and regulations.

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409A COMPLIANCE: Notwithstanding anything in this offer letter to the contrary, if you are a “specified employee” (determined in accordance with Section 409A of the Code and Treasury Regulation Section 1.409A-3(i)(2)) as of the termination of your employment with the Company, and, if any payment, benefit or entitlement provided for in this offer letter or otherwise both (i) constitutes a “deferral of compensation” within the meaning of Section 409A of the Code and (ii) cannot be paid or provided in a manner otherwise provided herein or otherwise without subjecting you to additional tax, interest, and/or penalties under Section 409A of the Code, then any such payment, benefit or entitlement that is payable during the first six months following the date of your termination of employment shall be paid or provided to you (or your estate, if applicable) in a lump sum cash payment (together with interest on such amount during the period of such restriction at a rate, per annum, equal to the applicable federal short-term rate (compounded monthly) in effect under Section 1274(d) of the Code on the date of termination) on the earlier of (x) your death or (y) the first business day of the seventh calendar month immediately following the month in which your termination of employment occurs.

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CONFIDENTIALITY, ETC.: At the time of the execution and delivery of this offer letter, you will also execute and deliver the Company’s Confidentiality, Work Product and Non-solicitation Agreement delivered herewith.

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INDEMNIFICATION/D&O: As an officer of the Company, you will be indemnified on the same terms and conditions, and will be covered by the Company’s directors’ and officers’ insurance coverage to the same extent as other Senior Vice Presidents of the Company.

Unless specifically stated in this offer letter, all terms and conditions of your employment are as provided by the policies and practices of The Children’s Place, Inc. and its affiliates as in effect from time to time.
This offer of employment is not to be construed as an employment contract, expressed or implied, and it is specifically understood that your employment is at-will (this means that either you or the Company may terminate your employment at any time with or without cause) and further that there is no intent on the part of the Company or yourself, for continued employment of any specified period of time.

Please indicate your acceptance of and agreement with the foregoing by executing this offer letter and returning a copy to me.
Anurup, please give this offer your utmost consideration. We look forward to your joining our team. We are confident that you will make a strong contribution to our continued growth and success. Should you have any questions concerning the specifics of our offer to you, or the benefit programs, please do not hesitate to call.

Sincerely,                            Agreed and Accepted:

/s/ Mike Scarpa                            /s/ Anurup Pruthi
Mike Scarpa                            Anurup Pruthi    Date: October 14, 2014
Chief Operating Officer